Exhibit 99.1

SONUS NETWORKS APPOINTS WAYNE PASTORE CHIEF FINANCIAL OFFICER

Westford, MA, May 3, 2010 — Sonus Networks, Inc. (Nasdaq: SONS), a market leader in next generation IP-based network solutions, today announced that Wayne Pastore has been appointed Senior Vice President, Chief Financial Officer, effective immediately.  Pastore has served as Sonus’ Interim Chief Financial Officer since February 2010 and the Company’s Vice President, Finance, Corporate Controller and Chief Accounting Officer since May 2008.

“Sonus’ Board of Directors and I are confident that Wayne’s broad finance experience and his deep knowledge of the Company, coupled with his proven track record of driving financial discipline and process improvements, will continue to benefit Sonus and its shareholders,” said Richard Nottenburg, President and Chief Executive Officer of Sonus Networks.  “Wayne has made numerous contributions to Sonus including strengthening our internal controls, building a strong finance organization, improving our closing processes, reducing costs and enhancing the quality of our balance sheet.”

Pastore, 45, joined Sonus in 2008 and has served as Interim Chief Financial Officer since February 2010.  He has served as Vice President, Finance, Corporate Controller and Chief Accounting Officer since May 2008 and was the Company’s Director, Business Process Improvement from February 2008 to May 2008.  Prior to joining Sonus, Pastore was Director of Financial Planning and Analysis of Sycamore Networks, Inc., an optical switching company.  Prior to that, he was Corporate Controller of Spotfire, Inc., a business analytics software company, and Corporate Controller at eXcelon, Inc., a database software company.  Pastore spent thirteen years in public accounting prior to his work in-house.  He has a BS in accounting from the University of Massachusetts/Lowell, and a JD from Suffolk University Law School.

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About Sonus Networks

Sonus Networks Inc. is a leader in IP networking with proven expertise in delivering secure, reliable and scalable next generation infrastructure and subscriber solutions. With customers in over 50 countries across the globe and over a decade of experience in transforming networks to IP, Sonus has enabled service providers and enterprises to capture and retain users and generate significant ROI.  Sonus products include media and signaling gateways, policy/routing servers, session border controllers and subscriber feature servers. Sonus products are supported by a global services team with experience in design, deployment and maintenance of some of the world’s largest and most complex IP networks. For more information visit http://www.sonusnet.com/.

This release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are referred to Item 1A “Risk Factors” of Sonus’ Annual Report on Form 10-K for the year ended December 31, 2009, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  Any forward-looking statements represent Sonus’ views only as of today and should not be relied upon as representing Sonus’ views as of any subsequent date.  While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so, except as required by law.

Sonus is a registered trademark of Sonus Networks, Inc.  All other company and product names may be trademarks of the respective companies with which they are associated.

For more information, please contact:

Wayne Pastore	Fran Murphy
978-614-8291	978-614-8148
wpastore@sonusnet.com	fmurphy@sonusnet.com